Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Splunk Inc. of our report dated March 23, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Splunk Inc.'s Annual Report on Form 10-K for the year ended January 31, 2023.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 24, 2023